Exhibit 3.1

TERRA INDUSTRIES INC.

ARTICLES SUPPLEMENTARY CLASSIFYING

120,000 SHARES OF

4.25% SERIES A CUMULATIVE CONVERTIBLE PERPETUAL PREFERRED SHARES

TERRA INDUSTRIES INC., a Maryland corporation (the “Corporation”), certifies to the Maryland State Department of Assessments and Taxation (the “Department”) that:

FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Corporation by Article SIXTH of the Corporation’s Articles of Restatement filed with the Department on September 11, 1989, as amended and supplemented (the “Charter”), and Section 2-105(a)(9) of the Maryland General Corporation Law (“MGCL”), the Board of Directors has, at a meeting duly called and held on September 30, 2004, adopted resolutions classifying and designating a separate series of authorized but unissued shares of capital stock, without par value, of the Corporation (“Capital Stock”) to consist of a maximum of 120,000 shares of Capital Stock previously classified as Common Shares, setting certain of the preferences, conversion and other rights, voting powers, restrictions, qualifications and terms and conditions of redemption of such separate series of Capital Stock, providing for the issuance of a maximum of 120,000 shares of such series of Capital Stock and, pursuant to the powers contained in the bylaws of the Corporation (the “Bylaws”) and the MGCL, appointing a committee (the “Series A Preferred Share Pricing Committee”) of the Board of Directors and delegating to the Series A Preferred Share Pricing Committee, to the fullest extent permitted by Maryland law and the Charter and Bylaws of the Corporation, all powers of the Board of Directors with respect to classifying, reclassifying, designating and setting of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of such separate series of Capital Stock and determining the number of shares of such series of Capital Stock (not in excess of the aforesaid maximum number) to be classified and issued and the price and other terms and conditions upon which shares of such separate series of Capital Stock are to be issued and sold.

SECOND: Pursuant to the authority delegated to the Series A Preferred Share Pricing Committee as aforesaid, the Series A Preferred Share Pricing Committee has, at a meeting duly called and held, duly adopted resolutions reclassifying 120,000 shares of authorized but unissued shares of Capital Stock previously classified as Common Shares as the aforesaid separate series of Capital Stock, designating such series as “4.25% Series A Cumulative Convertible Perpetual Preferred Shares”, setting the preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends, qualifications and terms and conditions of redemption of such 4.25% Series A Cumulative Convertible Perpetual Preferred Shares (to the extent not set by the Board of Directors in the resolutions referred to in Article FIRST of these Articles Supplementary) and authorizing the issuance of up to 120,000 shares of 4.25% Series A Cumulative Convertible Perpetual Preferred Shares. After giving effect to the reclassification of such shares as 4.25% Series A Cumulative Convertible Perpetual Preferred Shares, the number of shares of Capital Stock classified as Common Shares are reduced by 120,000 Common Shares, and the terms of the Common Shares (including the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption, as set forth in the Charter) remain unchanged.

THIRD: The series of shares of Capital Stock of the Corporation created by the resolutions duly adopted by the Board of Directors of the Corporation and by the Series A Preferred Share

Pricing Committee shall have the following designation, number of shares, preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends, qualifications, terms and conditions of redemption and other terms and conditions (the “Series A Terms”) which, upon any restatement of the Charter, shall be made a part of Article SIXTH of the Charter, with any necessary or appropriate changes to the enumeration or lettering of sections or subsections thereof:

1. Designation and Number. A series of Preferred Shares, designated as “4.25% Series A Cumulative Convertible Perpetual Preferred Shares” (the “Series A Preferred Shares”), is hereby established. The number of Series A Preferred Shares shall be 120,000.

2. Definitions. For purposes of the Series A Terms, the following terms shall have the meanings indicated:

“Additional Common Shares” shall have the meaning assigned to it in Section 7(m)(i) hereof.

“Additional Dividends” shall have the meaning assigned to it in Section 4(h) hereof.

“Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent Members” shall have the meaning assigned to it in Section 16(a) hereof.

“Board of Directors” means either the board of directors of the Corporation or any duly authorized committee of such board.

“Business Day” means any day other than a Saturday, Sunday or a day on which state or U.S. federally chartered banking institutions in New York, New York are not required to be open.

“Capital Stock” of any Person means any and all shares, interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such Person.

“Closing Sale Price” of the Common Shares or other Capital Stock or similar equity interests on any date means the closing sale price per share (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the principal United States securities exchange on which Common Shares or such other Capital Stock or similar equity interests are traded or, if the Common Shares or such other Capital Stock or similar equity interests are not listed on a United States national or regional securities exchange, as reported by Nasdaq or by the National Quotation Bureau Incorporated. In the absence of such quotations, the Board of Directors of the Corporation shall be entitled to determine the Closing Sale Price on the basis it considers appropriate, which determination shall be conclusive. The Closing Sale Price shall be determined without reference to any extended or after hours trading.

“Common Share Legend” shall have the meaning assigned to it in Section 17(e).

“Common Shares” means any shares of any class of the Corporation that has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and that is not subject to redemption by the Corporation. Subject to the provisions of Section 10, however, shares issuable on conversion of the Series A Preferred Shares shall include only shares of the class designated as Common Shares of the Corporation as of October 14, 2004 or shares of any class or classes resulting from any reclassification or reclassifications thereof and that have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which are not subject to redemption by the Corporation; provided that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable on conversion shall be substantially in the proportion that the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

“Conversion Agent” shall have the meaning assigned to it in Section 18(a) hereof.

“Conversion Date” shall have the meaning assigned to it in Section 6(b) hereof.

“Conversion Price” per Series A Preferred Share means, on any date, the Liquidation Preference divided by the Conversion Rate in effect on such date.

“Conversion Rate” per Series A Preferred Share means 100.4016 Common Shares, subject to adjustment pursuant to Section 7 hereof.

“Convertible Subordinated Debentures” shall have the meaning assigned to it in Section 9(a) hereof.

“Corporation” means Terra Industries Inc., a Maryland corporation, and shall include any successor to such Corporation.

“Depositary” means DTC or its successor depositary.

“Dividend Payment Date” means March 15, June 15, September 15 and December 15 of each year, commencing March 15, 2005, or if any such date is not a Business Day, on the next succeeding Business Day.

“Dividend Period” shall mean the period beginning on, and including, a Dividend Payment Date (or, in the case of the first Dividend Period, the first date of original issuance of the Series A Preferred Shares) and ending on, and excluding, the immediately succeeding Dividend Payment Date.

“Dividend Rate” shall have the meaning assigned to it in Section 4(a) hereof.

“DTC” shall mean The Depository Trust Company, New York, New York.

“Effective Date” shall have the meaning assigned to it in Section 7(m)(i) hereof.

“Exchange” shall have the meaning assigned to it in Section 9(a) hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Date” shall have the meaning assigned to it in Section 9(b) hereof.

“Exchange Right” shall have the meaning assigned to it in Section 9(a) hereof.

“Expiration Time” shall have the meaning assigned to it in Section 7(e) hereof.

“Fundamental Change” shall have the meaning assigned to it in Section 12(b) hereof.

“Fundamental Change Notice” shall have the meaning assigned to it in Section 12(c) hereof.

“Fundamental Change Purchase Date” shall have the meaning assigned to it in Section 12(a) hereof.

“Fundamental Change Purchase Notice” shall have the meaning assigned to it in Section 12(d) hereof.

“Fundamental Change Purchase Price” shall have the meaning assigned to it in Section 12(a) hereof.

“Global Preferred Shares” shall have the meaning assigned to it in Section 16(a) hereof.

“Global Shares Legend” shall have the meaning assigned to it in Section 16(a) hereof.

“Indenture” shall have the meaning assigned to it in Section 9(a) hereof.

“Initial Purchaser” shall have the meaning assigned to it in the Purchase Agreement.

“Junior Shares” shall have the meaning assigned to it in Section 3(a) hereof.

“Liquidation Preference” means $1,000 per Series A Preferred Share.

“Mandatory Conversion Date” shall have the meaning assigned to it in Section 8(b) hereof.

“Market Price” shall mean the average of the Closing Sale Prices of the Common Shares for the twenty Trading Day period ending on the third Business Day prior to the Fundamental Change Repurchase Date.

“Officer” means the Chairman of the Board, a Vice Chairman of the Board, the President, any Vice President, the Treasurer, any Assistant Treasurer, the Controller, any Assistant Controller, the Secretary or any Assistant Secretary of the Corporation.

“Outstanding” means, when used with respect to Series A Preferred Shares, as of any date of determination, all Series A Preferred Shares outstanding as of such date; provided, however, that, in determining whether the holders of Series A Preferred Shares have given any request, demand, authorization, direction, notice, consent or waiver or taken any other action hereunder, Series A Preferred Shares owned by the Corporation or its Affiliates shall be deemed not to be Outstanding, except that, in determining whether the Registrar shall be protected in relying upon any such request, demand, authorization, direction, notice, consent, waiver or other action, only Series A Preferred Shares which the Registrar has actual knowledge of being so owned shall be deemed not to be Outstanding.

“Parity Shares” shall have the meaning assigned to it in Section 3(b) hereof.

“Paying Agent” shall have the meaning assigned to it in Section 18(a) hereof.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Public Acquiror Change of Control” shall have the meaning assigned to it in Section 7(n)(ii) hereof.

“Public Acquiror Common Stock” shall have the meaning assigned to it in Section 7(n)(ii) hereof.

“Publicly Traded Securities” shall have the meaning assigned to it in Section 12(a)(ii) hereof.

“Purchase Agreement” means the Purchase Agreement, dated as of October 7, 2004, among the Corporation and the Initial Purchasers relating to the Series A Preferred Shares.

“Record Date” means (i) with respect to the dividends payable on March 15, June 15, September 15 and December 15 of each year, March 1, June 1, September 1 and December 1 of each year, respectively, or such other record date, not more than 60 days and not less than 10 days preceding the applicable Dividend Payment Date, as shall be fixed by the Board of Directors and (ii) solely for the purpose of adjustments to the Conversion Rate pursuant to Section 7, with respect to any dividend, distribution or other transaction or event in which the holders of Common Shares have the right to receive any cash, securities or other property or in which the Common Shares (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of shareholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).

“Registrar” shall have the meaning assigned to it in Section 14 hereof.

“Registration Default Dividends” shall have the meaning assigned to it in the Registration Rights Agreement.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of October 7, 2004, among the Corporation and the Initial Purchasers relating to the Series A Preferred Shares.

“Restricted Shares Legend” shall have the meaning assigned to it in Section 16(a).

“Restricted Subsidiaries” shall have the meaning assigned thereto in the indentures relating to the Corporation’s and its Subsidiaries’ indebtedness.

“Rights” shall have the meaning assigned to it in Section 11 hereof.

“Rights Plan” shall have the meaning assigned to it in Section 11 hereof.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Shares” shall have the meaning assigned to it in Section 3(c) hereof.

“Series A Preferred Share Director” shall have the meaning assigned to it in Section 13(c) hereof.

“Shelf Registration Statement” shall have the meaning assigned to it in the Registration Rights Agreement.

“Spin-off” shall have the meaning assigned to it in Section 7(c) hereof.

“Stock Price” shall have the meaning assigned to it in Section 7(m)(i) hereof.

“Subsidiary” means (a) a corporation, a majority of whose Capital Stock with voting power, under ordinary circumstances, to elect directors is, at the date of determination, directly or indirectly owned by the Corporation, by one or more Subsidiaries of the Corporation or by the Corporation and one or more Subsidiaries of the Corporation, (b) a partnership in which the Corporation or a Subsidiary of the Corporation holds a majority interest in the equity capital or profits of such partnership, or (c) any other Person (other than a corporation) in which the Corporation, a Subsidiary of the Corporation or the Corporation and one or more Subsidiaries of the Corporation, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such person.

“Trading Day” means a day during which trading in securities generally occurs on the New York Stock Exchange or, if the applicable security is not listed on the New York Stock Exchange, on the principal other national or regional securities exchange on which the applicable security is then listed or, if the applicable security is not listed on a national or regional securities exchange, on Nasdaq or, if the applicable security is not quoted on Nasdaq, on the principal other market on which the applicable security is then traded (provided that no day on which trading of the applicable security is suspended on such exchange or other trading market will count as a Trading Day).

“Transfer Agent” shall have the meaning assigned to it in Section 14 hereof.

“Trust Indenture Act” shall mean the Trust Indenture Act of 1939 as amended.

“Voting Stock” shall have the meaning assigned to it in Section 12(b)(i) hereof.

3. Ranking. The Series A Preferred Shares shall, with respect to dividend rights and rights upon liquidation, winding-up or dissolution, rank:

(a) senior to the Common Shares and any other class or series of Capital Stock of the Corporation, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Series A Preferred Shares as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively, together with any warrants, rights, calls or options exercisable for or convertible into such Capital Stock, the “Junior Shares”);

(b) on a parity with any other class or series of Capital Stock of the Corporation, the terms of which expressly provide that such class or series ranks on a parity with the Series A Preferred Shares as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively, together with any warrants, rights, calls or options exercisable for or convertible into such Capital Stock, the “Parity Shares”); and

(c) junior to all existing and future indebtedness of the Corporation and to each class or series of Capital Stock of the Corporation, the terms of which expressly provide that such class or series ranks senior to the Series A Preferred Shares as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively, together with any warrants, rights, calls or options exercisable for or convertible into such Capital Stock, the “Senior Shares”).

4. Dividends. (a) Holders of Series A Preferred Shares shall be entitled to receive, when, as and if, declared by the Board of Directors, out of funds legally available for the payment of dividends, dividends on each Series A Preferred Share at the annual rate (the “Dividend Rate”) of 4.25% of the Liquidation Preference per share. Such dividends shall be payable in arrears in equal amounts quarterly on each Dividend Payment Date, beginning March 15, 2005, in preference to and in priority over dividends on any Junior Shares but subject to the rights of any holders of Senior Shares or Parity Shares. All references in these Series A Terms to dividends or to a Dividend Rate shall be deemed to include Additional Dividends or to reflect any adjustment to the Dividend Rate applicable to the Series A Preferred Shares pursuant to Section 4(h) hereof, as the case may be, if such Additional Dividends are then payable as described in Section 4(h).

(b) Dividends shall be cumulative from the initial date of issuance or the last Dividend Payment Date for which accumulated dividends were paid, whichever is later, whether or not funds of the Corporation are legally available for the payment of such dividends. Each such dividend shall be payable to the holders of record of the Series A Preferred Shares, as they appear on the Corporation’s stock register at the close of business on a Record Date. Accumulated but unpaid dividends on the Series A Preferred Shares will not bear interest.

(c) If the Corporation fails to pay or to set apart funds to pay dividends on the Series A Preferred Shares for any Dividend Period, then holders of Series A Preferred Shares shall be entitled to receive, when, as and if, declared by the Board of Directors, out of funds legally available therefor, dividends at a Dividend Rate per annum equal to:

4.25% + (N * (4.25%2) * 0.25

where:

N	=	the number of Dividend Periods for which the Corporation has failed to pay or to set apart funds to pay dividends on the Series A Preferred Shares,

for each subsequent Dividend Period until the Corporation has paid or provided for the payment of all dividends on the Series A Preferred Shares for all Dividend Periods up to and including the Dividend Payment Date on which the accumulated and unpaid dividends are paid in full (such accumulated and unpaid dividends for each prior Dividend Period to be paid at a Dividend Rate calculated based on the formula set forth above, where N will be equal to the number of Dividend Periods for which the Corporation has failed to pay or to set apart funds to pay dividends on the Series A Preferred Shares determined as of, and for, each prior Dividend Period).

(d) The amount of dividends payable for each full Dividend Period for the Series A Preferred Shares shall be computed by dividing the Dividend Rate by four. The amount of dividends payable for the initial Dividend Period, or any other period shorter than a full Dividend Period, on the Series A Preferred Shares shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

(e) No dividend will be declared or paid upon, or any sum set apart for the payment of dividends upon, any Outstanding Series A Preferred Share with respect to any Dividend Period unless all dividends for all preceding Dividend Periods have been declared and a sufficient sum set apart for the payment of such dividend, upon all Outstanding Series A Preferred Shares.

(f) No dividend or other distribution (other than a dividend or distribution payable solely in shares of a like or junior ranking or cash in lieu of fractional shares) may be declared, made or paid, or set apart for the payment, upon any Parity Shares or Junior Shares, nor shall any Parity Shares or Junior Shares be redeemed, purchased or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any Parity Shares or Junior Shares) by or on behalf of the Corporation (except by conversion into or exchange for shares of a like or junior ranking), unless all accumulated and unpaid dividends, shall have been or contemporaneously are declared and paid, or are declared and a sum sufficient for payment thereof is set apart for such payment, on the Series A Preferred Shares and any Parity Shares for all Dividend Periods terminating on or prior to the date of such declaration, payment, redemption, purchase or acquisition. Notwithstanding the foregoing, if full dividends have not been paid on the Series A Preferred Shares and any Parity Shares, dividends may be declared and paid on the Series A Preferred Shares and such Parity Shares so long as the dividends are declared and paid pro rata so that amounts of dividends declared per share on the Series A Preferred Shares and such Parity Shares will in all cases bear to each other the same ratio that accumulated and unpaid dividends per Series A Preferred Share and such other Parity Share bear to each other.

(g) (i) The Corporation may pay dividends, at its option, in cash, Common Shares or any combination thereof. Common Shares delivered to the Transfer Agent on behalf of the holders of the Series A Preferred Shares will be sold automatically on the holders’ behalf for cash. By purchasing the Series A Preferred Shares, holders are deemed to appoint the Transfer Agent as their agent for any such sale and the Transfer Agent will serve as the designated agent of the holders of the Series A Preferred Shares in making any such sales. If the Corporation pays dividends by delivering Common Shares to the Transfer Agent, the Corporation must deliver to the Transfer Agent a number of Common Shares which, when sold by the Transfer Agent on the holders’ behalf, will result in net cash proceeds to be distributed to the holders in an amount equal to the cash dividends otherwise payable.

(ii) If the Corporation pays dividends in Common Shares by delivering them to the Transfer Agent, those shares will be owned beneficially by the holders of the Series A Preferred Shares upon delivery to the Transfer Agent, and the Transfer Agent will hold those shares and the net cash proceeds from the sale of those shares for the exclusive benefit of the holders until the Dividend Payment Date at which time a proportion of the net cash proceeds equal to the non-cash component of the declared dividend will be distributed to the holders entitled thereto with any remainder to continue to be held by the Transfer Agent for the exclusive benefit of the holders and pooled with the net cash proceeds from future sales of Common

Shares delivered to the Transfer Agent pursuant to this subsection (g). If a registered holder as of a particular Record Date provides an irrevocable notice to the Transfer Agent at least 30 days prior to the applicable Dividend Payment Date not to sell Common Shares held on behalf of that holder, to the extent the Corporation elects to pay such dividends by delivering Common Shares to provide cash to pay all or a portion of the dividends payable to such holder, the Transfer Agent will deliver to or for the account of the holder promptly after their receipt by the Transfer Agent, Common Shares having the value of the dividend payment calculated based on an aggregate average Closing Sale Price over the five Trading Day period ending on the third Business Day prior to the applicable Dividend Payment Date. Common Shares paid as dividends by delivery to or for the account of the holder, as described above, will (A) be treated as restricted securities, (B) bear a legend to that effect, (C) will be issued in physical certificated form and will not be eligible for receipt in global form through the facilities of the Depositary and (D) not be transferable by the recipient thereof except pursuant to an effective registration statement or pursuant to an exemption from the registration requirements of the Securities Act. No fractional Common Shares will be issued to pay dividends. Instead of issuing fractional shares, the Corporation will pay a cash adjustment in respect of any fractional interest in an amount equal to the fractional interest multiplied by the Closing Sale Price of the Common Shares on the Trading Day preceding the date Common Shares are issued to pay dividends.

(iii) In order to pay dividends on any Dividend Payment Date in Common Shares, (A) the Common Shares delivered to the Transfer Agent shall have been duly authorized, (B) the Corporation shall have provided to the Transfer Agent an effective registration statement under the Securities Act permitting the immediate sale of the Common Shares in the public market, (C) the Common Shares, once purchased by the purchasers thereof, shall be validly issued, fully paid and nonassessable and (D) such shares shall have been registered under the Exchange Act, if required, and shall be listed or admitted for trading on each United States securities exchange or market on which the Common Shares are then listed.

(h) The Dividend Rate on the Series A Preferred Shares for the relevant period will be increased by the amount of Registration Default Dividends (the “Additional Dividends”), if any, in accordance with the Registration Rights Agreement. Following the cure of all registration defaults, the accumulation of Additional Dividends with respect to the Series A Preferred Shares shall cease in accordance with the terms of the Registration Rights Agreement. Additional Dividends payable by the Corporation, shall be payable to the record holders of Series A Preferred Shares on each Dividend Payment Date in the manner provided for the payment of regular dividends.

5. Liquidation Preference. (a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation resulting in a distribution of assets to holders of any class or series of Capital Stock, each holder of Series A Preferred Shares shall be entitled to payment out of the assets of the Corporation available for distribution of an amount equal to the aggregate Liquidation Preference attributable to the shares held by such holder, plus an amount equal to all accumulated and unpaid dividends on those shares from, and including, the immediately preceding Dividend Payment Date to, but excluding, the date of liquidation, dissolution or winding up, before any distribution is made on any Junior Shares, including Common Shares. After payment in full of the aggregate Liquidation Preference and an amount equal to all accumulated and unpaid dividends to which holders of Series A Preferred Shares are entitled, such holders shall not be entitled to any further participation in any distribution of the assets of the Corporation. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the amounts payable with respect to the Series A Preferred Shares and all other Parity Shares are not paid in full, the holders of shares of Series A Preferred Shares and all other Parity Shares shall share equally and ratably in any distribution of assets of the Corporation in proportion to the liquidation preference and an amount equal to all accumulated and unpaid dividends, if any, to which each such holder is entitled.

(b) Neither the voluntary sale, conveyance, exchange or transfer, for cash, shares of stock, securities or other consideration, of all or substantially all of the Corporation’s property or assets, nor the consolidation, merger or amalgamation of the Corporation with or into any corporation or the consolidation, merger or amalgamation of any corporation with or into the Corporation shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

In determining whether a distribution (other than upon voluntary or involuntary liquidation) by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise is permitted under the MGCL, no effect shall be given to amounts that would be needed if the Corporation would be dissolved at the time of the dissolution, to satisfy the preferential rights upon dissolution of holders of shares of stock of the Corporation whose preferential rights upon dissolution are superior to those receiving the distribution.

6. Conversion. (a) Right to Convert. Each Series A Preferred Share shall be convertible, at any time, in accordance with, and subject to, this Section 6 into a number of fully paid and non-assessable Common Shares equal to the Conversion Rate in effect at such time.

(b) Conversion Procedures. (i) Conversion of the Series A Preferred Shares may be effected by any holder thereof upon the surrender to the Corporation, at the principal office of the Corporation or at the office of the Transfer Agent, as may be designated by the Board of Directors, of the certificate or certificates for such Series A Preferred Shares to be converted accompanied by a complete and manually signed Notice of Conversion (as set forth in the form of Series A Preferred Shares certificate attached hereto as Exhibit A) along with (A) appropriate endorsements and transfer documents as required by the Registrar or Transfer Agent and (B) if required pursuant to Section 6(c), funds equal to the dividend payable on the next Dividend Payment Date. In case such Notice of Conversion shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issuance of Common Shares in such name or names. Other than such taxes, the Corporation shall pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of Common Shares upon conversion of the Series A Preferred Shares pursuant hereto. The conversion of the Series A Preferred Shares will be deemed to have been made as of the close of business on the date (the “Conversion Date”) such certificate or certificates have been surrendered and the receipt of such Notice of Conversion. As promptly as practicable after the Conversion Date and payment of all required transfer taxes, if any (or the demonstration to the satisfaction of the Corporation that such taxes have been paid), the Corporation shall deliver or cause to be delivered (1) certificates representing the number of validly issued, fully paid and nonassessable full Common Shares to which the holder of the Series A Preferred

Shares being converted (or such holder’s transferee) shall be entitled, and (2) if less than the full number of the Series A Preferred Shares evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares being converted. As of the close of business on the Conversion Date, the rights of the holder of the Series A Preferred Shares as to the shares being converted shall cease except for the right to receive Common Shares and the Person entitled to receive the Common Shares shall be treated for all purposes as having become the record holder of such Common Shares at such time.

(ii) Anything herein to the contrary notwithstanding, in the case of Global Preferred Shares, Notices of Conversion may be delivered to, and the Series A Preferred Shares representing beneficial interests in respect of such Global Preferred Shares may be surrendered for conversion in accordance with the applicable procedures of, the Depositary as in effect from time to time.

(c) Dividend and Other Payments Upon Conversion. (i) If a holder of Series A Preferred Shares exercises conversion rights, such shares will cease to accumulate dividends as of the end of the day immediately preceding the Conversion Date. Holders of Series A Preferred Shares who convert their shares into Common Shares will not be entitled to, nor will the Conversion Rate be adjusted for, any accumulated and unpaid dividends. Instead, accumulated dividends, if any, will be canceled. Series A Preferred Shares surrendered for conversion during the period between the close of business on any Record Date for the payment of dividends declared and before the opening of business on the corresponding Dividend Payment Date must be accompanied by a payment to the Corporation in cash of an amount equal to the dividend payable in respect of those shares on such Dividend Payment Date. A holder of the Series A Preferred Shares on a Record Date who converts such shares into Common Shares on the corresponding Dividend Payment Date shall be entitled to receive the dividend payable on the Series A Preferred Shares on such Dividend Payment Date, and such holder need not include payment to the Corporation of the amount of such dividend upon surrender of the Series A Preferred Shares for conversion. Except as provided in this clause with respect to a voluntary conversion, the Corporation will make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on Common Shares issued upon conversion.

(ii) Notwithstanding the foregoing, if the Series A Preferred Shares are converted during the period between the close of business on any Record Date and the opening of business on the corresponding Dividend Payment Date and the Corporation has designated a Fundamental Change Purchase Date during such period, then any holder who tenders such shares for conversion shall receive the dividend payable on such Dividend Payment Date and need not include payment of the amount of such dividend upon surrender of the Series A Preferred Shares for conversion.

(d) Fractional Shares. In connection with the conversion of any Series A Preferred Shares, no fractions of Common Shares shall be issued, but the Corporation shall pay a cash adjustment in respect of any fractional interest in an amount equal to the fractional interest multiplied by the Closing Sale Price of the Common Shares on the Trading Day preceding the Conversion Date, rounded to the nearest whole cent.

(e) Total Shares. If more than one Series A Preferred Share shall be surrendered for conversion by the same holder at the same time, the number of full Common Shares issuable on conversion of those shares shall be computed on the basis of the total number of the Series A Preferred Shares so surrendered.

(f) Reservation of Shares; Shares to be Fully Paid; Compliance with Governmental Requirements; Listing of Common Shares. The Corporation shall:

(i) at all times reserve and keep available, free from preemptive rights, for issuance upon the conversion of the Series A Preferred Shares such number of its authorized but unissued Common Shares as shall from time to time be sufficient to permit the conversion of all Outstanding Series A Preferred Shares;

(ii) prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Series A Preferred Shares, comply with all applicable federal and state laws and regulations that require action to be taken by the Corporation (including, without limitation, the registration or approval, if required, of any Common Shares to be provided for the purpose of conversion of the Series A Preferred Shares hereunder); and

(iii) ensure that all Common Shares delivered upon conversion of the Series A Preferred Shares will, upon delivery, be duly and validly issued and fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights.

7. Conversion Rate Adjustments. The Conversion Rate (and each of the Stock Prices set forth in the table in Section 7(m)(ii) used to determine the number of Additional Common Shares issuable to a holder of Series A Preferred Shares upon conversion of Series A Preferred Shares in connection with a transaction described in clause (iv) of the definition of Fundamental Change in Section 12(b), if applicable) shall be adjusted from time to time by the Corporation as follows:

(a) If Common Shares are issued as a dividend or distribution on Common Shares, or if a share split or share combination is effected, the Conversion Rate will be adjusted based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to such event

CR1	=	the Conversion Rate in effect immediately after such event

OS0	=	the number of Common Shares outstanding immediately prior to such event

OS1	=	the number of Common Shares outstanding immediately after such event

An adjustment made pursuant to this subsection (a) shall become effective on the date immediately after (x) the date fixed for the determination of shareholders entitled to receive such dividend or other distribution or (y) the date on which such split or combination becomes effective, as applicable. If any dividend or distribution described in this subsection (a) is declared but not so paid or made, the Conversion Rate shall again be adjusted to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(b) If any rights, warrants or options are issued to all or substantially all holders of Common Shares entitling them for a period of not more than 60 days to subscribe for or purchase Common Shares, or securities convertible into Common Shares, in either case at a price per share or a conversion price per share less than the Closing Sale Price of Common Shares on the Trading Day immediately preceding the day on which such issuance is announced, the Conversion Rate will be adjusted based on the following formula (provided that the Conversion Rate will be readjusted to the extent that such rights, warrants or options are not exercised prior to their expiration):

where,

CR0	=	the Conversion Rate in effect immediately prior to such event

CR1	=	the Conversion Rate in effect immediately after such event

OS0	=	the number of Common Shares outstanding immediately prior to such event

X	=	the total number of Common Shares issuable pursuant to such rights, warrants or options

Y	=	the number of Common Shares equal to the aggregate price payable to exercise such rights divided by the average of the Closing Sale Prices of Common Shares for the ten consecutive Trading Days prior to the Trading Day immediately preceding the record date for the issuance of such rights, warrants or options

An adjustment made pursuant to this subsection (b) shall be made successively whenever such rights, warrants or options are issued, and shall become effective on the day following the date of announcement of such issuance. If at the end of the period during which such rights, warrants or options are exercisable, not all rights, warrants or options have been exercised, the adjusted Conversion Rate shall be immediately readjusted to what it would have been based upon the number of additional Common Shares actually issued (or the number of Common Shares issuable upon conversion of convertible securities actually issued).

In determining whether such rights, warrants or options entitle the holder to subscribe for or purchase Common Shares at less than the average Closing Sale Price, and in determining the aggregate offering price of such Common Shares, there shall be taken into account any consideration received by the Corporation for such rights or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board of Directors.

(c) If shares of the Corporation’s Capital Stock, evidences of the Corporation’s indebtedness or other assets or property of the Corporation is distributed to all or substantially all holders of Common Shares, excluding:

(i) dividends, distributions and rights, warrants, options or securities referred to in clause (a) or (b) above; and

(ii) dividends or distributions in cash referred to in clause (d) below;

then the Conversion Rate will be adjusted based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to such distribution

CR1	=	the Conversion Rate in effect immediately after such distribution

SP0	=	the average of the Closing Sale Prices of Common Shares for the ten consecutive Trading Days prior to the Trading Day immediately preceding the ex dividend date for such distribution

FMV	=	the fair market value (as determined by the Board of Directors) of the shares of Capital Stock, evidences of indebtedness, assets or property distributed with respect to each outstanding Common Share on the ex dividend date for such distribution

An adjustment made pursuant to the above paragraph shall be made successively whenever any such distribution is made and shall become effective on the day immediately after the date fixed for the determination of shareholders entitled to receive such distribution.

With respect to an adjustment pursuant to this clause (c) where there has been a payment of a dividend or other distribution on Common Shares of shares of the Corporation’s Capital Stock of any class or series, or similar equity interest, of or relating to a Subsidiary of the Corporation or other business unit (a “Spin-off”), the Conversion Rate in effect immediately before the close of business on the record date fixed for determination of shareholders entitled to receive the distribution will be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to such distribution

CR1	=	the Conversion Rate in effect immediately after such distribution

FMV	=	the average of the Closing Sale Prices of the Corporation’s Capital Stock or similar equity interest distributed to holders of Common Shares applicable to one Common Share over the first 10 Trading Days after the effective date of the Spin-off

MP0	=	the average of the Closing Sale Prices of Common Shares over the first 10 consecutive Trading Days after the effective date of the Spin-off

(d) If any cash dividend or distribution is made to all or substantially all holders of Common Shares, the Conversion Rate will be adjusted based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the record date for such distribution

CR1	=	the Conversion Rate in effect immediately after the ex dividend date for such distribution

SP0	=	the average of the Closing Sale Prices of Common Shares for the ten consecutive Trading Days prior to the Trading Day immediately preceding the ex-dividend date of such distribution

C	=	the amount in cash per share the Corporation distributes to holders of Common Shares

An adjustment made pursuant to this subsection (d) shall become effective on the date immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution. If any dividend or distribution described in this subsection (d) is declared but not so paid or made, the Conversion Rate shall again be adjusted to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(e) The Conversion Rate will be increased if the Corporation or any of its Subsidiaries purchases Common Shares pursuant to a tender offer or exchange offer which involves an aggregate consideration that exceeds the Closing Sale Price of Common Shares on the Trading Day immediately after the last date on which tenders or exchanges may be made pursuant to the tender offer or exchange offer (the “Expiration Time”). The Conversion Rate will be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect on the date such tender offer or exchange offer expires

CR1	=	the Conversion Rate in effect on the day immediately after the date such tender offer or exchange offer expires

AC	=	the aggregate value of all cash and any other consideration (as determined by the Board of Directors) paid or payable for all Common Shares that the Corporation or one of its Subsidiaries purchases in the tender offer or exchange offer

OS0	=	the number of Common Shares outstanding immediately prior to the date such tender offer or exchange offer expires

OS1	=	the number of Common Shares outstanding immediately after the date such tender offer or exchange offer expires

SP1	=	the average of the Closing Sale Prices of Common Shares for the ten consecutive Trading Days commencing on the Trading Day immediately after the date such tender offer or exchange offer expires

If, however, the application of the foregoing formula would result in a decrease in the Conversion Rate, no adjustment to the Conversion Rate will be made. Any adjustment made pursuant to this subsection (e) shall become effective on the date immediately following the Expiration Time. If the company is obligated to purchase shares pursuant to any such tender or exchange offer, but the Corporation is permanently prevented by applicable law from effecting any such purchases or all such purchases are rescinded, the Conversion Rate shall again be adjusted to be the Conversion Rate that would be in effect if such tender or exchange offer had not been made.

(f) Notwithstanding the foregoing provisions of this Section 7, in the event of an adjustment to the Conversion Rate pursuant to clause (d) or (e) above, in no event shall the Conversion Rate exceed 120.4819, subject to adjustment pursuant to clauses (a), (b) and (c) above.

(g) Notwithstanding the foregoing provisions of this Section 7, no adjustment shall be made to the Conversion Rate, nor shall an adjustment be made to the ability of a holder of Series A Preferred Shares to convert, for any distribution therein, if the holders of Series A Preferred Shares will otherwise participate in the distribution without conversion solely as a holder of Series A Preferred Shares.

(h) Except as stated in this Section 7, no adjustment to the Conversion Rate will be made for the issuance of Common Shares or any securities convertible into or exchangeable for Common Shares or the right to purchase Common Shares or such convertible or exchangeable securities, including:

(i) upon the issuance of any Common Shares pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of additional optional amounts in Common Shares under any plan;

(ii) upon the issuance of any Common Shares or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Corporation or any of its Subsidiaries;

(iii) upon the issuance of any Common Shares pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security not described in (ii) above and outstanding as of the date the Series A Preferred Shares were first issued;

(iv) for a change in the par value of the Common Shares; or

(v) for accrued and unpaid dividends.

(i) The Corporation may make such increases in the Conversion Rate in addition to those required by this Section 7 as the Board of Directors considers to be advisable to avoid or diminish any income tax to holders of Common Shares resulting from any dividend or distribution of shares (or rights to acquire shares) or from any event treated as such for income tax purposes. To the extent permitted by applicable law, the Corporation from time to time may increase the Conversion Rate by any amount for any period of at least 20 days. Whenever the Conversion Rate is increased pursuant to the preceding sentence, the Corporation shall mail to each holder of the Series A Preferred Shares at the address of such holder as it appears in the stock register a notice of the increase at least 15 days prior to the date the increased Conversion Rate takes effect, and such notice shall state the increased Conversion Rate and the period during which it will be in effect.

(j) No adjustment in the Conversion Rate shall be required unless such adjustment would require a change of at least one percent (1%) in the Conversion Rate then in effect; provided, however, that any adjustments that by reason of this Section 7(j) are not required to be made shall be carried forward and taken into account in any subsequent adjustment and the Corporation shall make such carried forward adjustments, regardless of whether the aggregate adjustment is less than one percent (1%), within one year of the first such adjustment carried forward or if the Corporation has called the Series A Preferred Shares for mandatory conversion. All calculations under this Section 7 shall be made by the Corporation and shall be made to the nearest cent or to the nearest one-ten thousandth (1/10,000) of a share, as the case may be.

(k) Whenever the Conversion Rate is adjusted as herein provided, the Corporation shall promptly file with the Transfer Agent an Officer’s certificate setting forth the Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Unless and until a responsible officer of the Transfer Agent shall have received such Officer’s certificate, the Transfer Agent shall not be deemed to have knowledge of any adjustment of the Conversion Rate and may assume that the last Conversion Rate of which it has knowledge is still in effect. Promptly after delivery of such certificate, the Corporation shall prepare a notice of such adjustment of the Conversion Rate setting forth the adjusted Conversion Rate and the date on which each adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Rate to each holder of Series A Preferred Shares at its last address appearing in the stock register within 20 days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.

(l) For purposes of this Section 7, the number of Common Shares at any time outstanding shall not include shares held in the treasury of the Corporation, unless such treasury shares participate in any distribution or dividend that requires an adjustment pursuant to this Section 7.

(m) Adjustment to Conversion Rate upon Certain Fundamental Changes. (i) If and only to the extent that a holder of Series A Preferred Shares elects to convert their Series A Preferred Shares in connection with a transaction described in clause (iv) of the definition of Fundamental Change in Section 12(b) pursuant to which 10% or more of the consideration for the Common Shares (other than cash payments for fractional shares and cash payments made in respect of a dissenters’ appraisal rights) in such Fundamental Change transaction consists of cash, securities or other property that are not traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange or the Nasdaq National Market, the Corporation will increase the Conversion Rate by a number of additional Common Shares (the “Additional Common Shares”) as set forth in this subsection (m). A holder of Series A Preferred Shares may only elect to convert their Series A Preferred Shares in connection with such a Fundamental Change transaction at any time, from and after the date which is 15 days prior to the anticipated effective date of such Fundamental Change transaction until and including the date which is 15 days after the Effective Date of such Fundamental Change transaction (or, if such transaction also results in a holder having the right to require the Corporation to repurchase their Series A Preferred Shares, until the Fundamental Change Purchase Date). The number of Additional Common Shares will be determined by reference to the table set forth in subsection (m)(ii) below, based on the date on which such Fundamental Change transaction becomes effective (the “Effective Date”) and the price (the “Stock Price”) paid per Common Share in such Fundamental Change transaction. If holders of Common Shares receive only cash in such Fundamental Change transaction, the Stock Price shall be the cash amount paid per share. Otherwise, the Stock Price shall be the average of the Closing Sale Price of the Common Shares on the five Trading Days prior to but not including the Effective Date of such Fundamental Change transaction. The Stock Prices set forth in the table below will be adjusted as of any date on which the Conversion Rate is adjusted. On such date the Stock Prices shall be adjusted by multiplying the Stock Prices applicable immediately prior to such Conversion Rate adjustment, by a fraction, the numerator of which shall be the Conversion Rate immediately prior to the adjustment giving rise to the Stock Price adjustment, and the denominator of which is the Conversion Rate so adjusted.

(ii) The following table sets forth the hypothetical Stock Price and number of Additional Common Shares issuable per Series A Preferred Share:

	Stock Price
Effective Date of Fundamental Change	$8.30	$9.00	$10.00	$12.50	$15.00	$17.50	$20.00	$25.00	$30.00	$50.00	$100.00	$200.00
October 15, 2004	28.4354	23.6365	19.8691	13.7204	10.2892	8.2190	6.8547	5.1412	4.0714	1.9826	0.4468	0.0000
October 15, 2005	26.3382	22.8967	18.9357	12.5064	9.0552	7.0916	5.8649	4.3893	3.4858	1.7235	0.4150	0.0000
October 15, 2006	25.8716	22.2526	18.0358	11.1568	7.6139	5.7627	4.7017	3.5093	2.7964	1.4027	0.3615	0.0000
October 15, 2007	25.5667	21.7744	17.2569	9.6888	5.9115	4.1810	3.3340	2.4862	1.9899	1.0116	0.2785	0.0000
October 15, 2008	25.3514	21.4739	16.7058	8.1246	3.8494	2.2719	1.7368	1.3061	1.0501	0.5396	0.1567	0.0000
October 15, 2009	25.2674	21.3848	16.5836	7.1388	0.9996	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
October 15, 2010	25.2663	21.3838	16.5829	7.1352	0.5665	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
October 15, 2011	25.2663	21.3838	16.5829	7.1352	0.5665	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
October 15, 2012	25.2663	21.3838	16.5829	7.1352	0.5665	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
October 15, 2013	25.2663	21.3838	16.5829	7.1352	0.5665	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
October 15, 2014	25.2663	21.3838	16.5829	7.1352	0.5665	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

(iii) The Stock Prices and Additional Common Shares set forth above are based upon a Common Share price of $8.30 at October 7, 2004 and an initial Conversion Price of $9.96. The exact Stock Price and Effective Date may not be set forth on the table above, in which case if the Stock Price is:

(A) between two Stock Price amounts on the table or the Effective Date is between two dates on the table, the number of Additional Common Shares will be determined by straight-line interpolation between the number of Additional Common Shares set forth for the higher and lower Stock Price amounts and the two dates, as applicable, based on a 365-day year;

(B) in excess of $200.00 per share (subject to adjustment), no Additional Common Shares will be issued upon conversion; or

(C) less than $8.30 per share (subject to adjustment), no Additional Common Shares will be issued upon conversion.

Notwithstanding the foregoing provisions of this subsection (m), in the event of an adjustment to the Conversion Rate pursuant to this subsection (m), in no event shall the Conversion Rate exceed 128.8370, subject to adjustments pursuant to this Section 7.

(n) Conversion After a Public Acquirer Change of Control. (i) In the event of a Public Acquirer Change of Control (as defined below), the Corporation may, in lieu of increasing the Conversion Rate pursuant to Section 7(m), elect to adjust the Conversion Rate such that, from and after the Effective Date of such Public Acquirer Change of Control, the holders of the Series A Preferred Shares will be entitled to convert their Series A Preferred Shares into a number of shares of Public Acquirer Common Stock (as defined below) by adjusting the Conversion Rate in effect immediately before the Public Acquirer Change of Control based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to such event

CR1	=	the Conversion Rate in effect immediately after such event

FMV	=	(i) in the case of a share exchange, consolidation, merger or binding share exchange, pursuant to which Common Shares are converted into cash, securities or other property, the average value of all cash and any other consideration (as determined by the Board of Directors) paid or payable per Common Share or (ii) in the case of any other Public Acquirer Change of Control, the average of the Closing Sale Prices of Common Shares for the five consecutive Trading Days prior to the Trading Day immediately preceding the effective date of the Public Acquirer Change of Control

SP0	=	the average of the Closing Sale Prices of the Public Acquirer Common Stock for the five consecutive Trading Days prior to the Trading Day immediately preceding the effective date of the Public Acquirer Change of Control

(i) For the purposes of this subsection (n) “Public Acquirer Change of Control” means any event constituting a Fundament Change that would otherwise obligate the Corporation to increase the Conversion Rate pursuant to Section 7(m) in which the acquirer has a class of Capital Stock traded on a U.S. national securities exchange or quoted on the Nasdaq National Market or which will be so traded or quoted when issued or exchanged in connection with a Fundamental Change (“Public Acquirer Common Stock”). If an acquirer does not itself have a class of Capital Stock satisfying the foregoing requirement, it will be deemed to have “Public Acquirer Common Stock” if either (1) a direct or indirect majority-owned subsidiary of the acquirer or (2) a corporation that directly or indirectly owns at least a majority of the acquirer, has a class of Capital Stock satisfying the foregoing requirement; and in each case such person has taken all necessary action to ensure that upon conversion of the Series A Preferred Shares into such class of Capital Stock, such class of Capital Stock will not be treated as “restricted securities,” and will otherwise be eligible for immediate sale in the public market by non-affiliates of the Corporation absent a registration statement, and then all references to Public Acquirer Common Stock shall refer to such class of Capital Stock. Majority-owned for purposes of this provision means having “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of all shares of the respective entity’s Capital Stock that are entitled to vote generally in the election of directors.

(ii) Upon a Public Acquirer Change of Control, the Corporation may elect to permit holders to convert their Series A Preferred Shares (subject to the satisfaction by the holders of the conditions to conversion in Section 6 and the exercise by the holders of their right to convert in accordance with this Section 7 within the period specified by the Corporation in the Fundamental Change Notice, but regardless of whether or not such holders convert, such holders will not be entitled to the increased Conversion Rate pursuant to Section 7(m).

8. Mandatory Conversion. (a) At any time on or after December 20, 2009, the Corporation shall have the right, at its option, to cause the Series A Preferred Shares, in whole but not in part, to be automatically converted into that number of whole Common Shares for each Series A Preferred Share equal to the prevailing Conversion Rate, with any resulting fractional Common Shares to be settled in accordance with Section 6(d). The Corporation may exercise its right to cause a mandatory conversion pursuant to this Section 8(a) only if the Closing Sale Price of the Common Shares equals or exceeds 140% of the Conversion Price then in effect for at least 20 Trading Days in any consecutive 30-Trading Day period, including the last Trading Day of such 30-Trading Day period, ending on the Trading Day prior to the Corporation’s issuance of a press release announcing the mandatory conversion as described in Section 8(b).

(b) To exercise the mandatory conversion right described in Section 8(a), the Corporation must issue a press release for publication through a public medium that is customary for such press releases prior to the opening of business on the first Trading Day following any date on which the conditions described in Section 8(a) are met, announcing such a mandatory conversion. The Corporation shall also give notice by mail or by publication (with subsequent prompt notice by mail) to the holders of Series A Preferred Shares (not more than four Business Days after the date of the press release) of the mandatory conversion announcing the Corporation’s intention to convert the Series A Preferred Shares. The conversion date will be a date selected by the Corporation (the “Mandatory Conversion Date”) and will be not less than 15 days or more than 30 days after the date on which the Corporation issues the press release described in this Section 8(b).

(c) In addition to any information required by applicable law or regulation, the press release and notice of a mandatory conversion described in Section 8(b) shall state, as appropriate: (i) the Mandatory Conversion Date; (ii) the number of Common Shares to be issued upon conversion of each Series A Preferred Share; (iii) the number of Series A Preferred Shares to be converted; and (iv) that dividends on the Series A Preferred Shares to be converted will cease to accrue on and after the Mandatory Conversion Date.

(d) On and after the Mandatory Conversion Date, dividends will cease to accrue on the Series A Preferred Shares called for a mandatory conversion pursuant to Section 8(a) and all rights of holders of such Series A Preferred Shares will terminate except for the right to receive the whole Common Shares issuable upon conversion thereof and cash, in lieu of any fractional Common Shares in accordance with Section 6(d). The dividend payment with respect to the Series A Preferred Shares called for a mandatory conversion pursuant to Section 8(a) on a date during the period between the close of business on any Record Date for the payment of dividends to the close of business on the corresponding Dividend Payment Date will be payable on such Dividend Payment Date to the record holder of such share on such Record Date if such Series A Preferred Shares have been converted after such Record Date and prior to such Dividend Payment Date. Except as provided in the immediately preceding sentence with respect to a mandatory conversion pursuant to Section 8(a), no payment or adjustment will be made upon conversion of Series A Preferred Shares for accumulated and unpaid dividends or for dividends with respect to the Common Shares issued upon such conversion.

(e) The Corporation may not authorize, issue a press release or give notice of any mandatory conversion pursuant to Section 8(b) unless, prior to giving the notice of the mandatory conversion, all accumulated and unpaid dividends on the Series A Preferred Shares for Dividend Periods ending on or prior to the date of such mandatory conversion notice shall have been paid in cash, Common Shares, or any combination thereof.

(f) In addition to the mandatory conversion right described in Section 8(a), if there are less than 7,500 Series A Preferred Shares Outstanding, the Corporation shall have the right, at any time on or after December 20, 2009, at its option, to cause the Series A Preferred Shares to be automatically converted into that number of whole Common Shares equal to the then prevailing Conversion Rate. The provisions of clauses (b), (c), (d) and (e) of this Section 8 shall apply to any such mandatory conversion.

9. Exchange Provisions.

(a) Subject to the limitations set forth below, the Corporation will have the right (the “Exchange Right”), to require all holders of Series A Preferred Shares to exchange their Series A Preferred Shares for the Corporation’s convertible subordinated debentures (the “Convertible Subordinated Debentures”) having a principal amount per Convertible Subordinated Debenture equal to the Liquidation Preference of the Series A Preferred Shares, and having a conversion price, conversion rate and interest rate equal to the Conversion Price, Conversion Rate and Dividend Rate for the Series A Preferred Shares so exchanged (the “Exchange”) and a maturity date of the thirtieth anniversary of the Exchange Date. The Convertible Subordinated Debentures will be issued under an indenture substantially in the form of Exhibit 2 to the Purchase Agreement (the “Indenture”). The Corporation will only be able to exercise the Exchange Right if:

(i) permitted by the indentures relating to the Corporation’s and its Subsidiaries’ indebtedness;

(ii) the Corporation has legally available funds for such Exchange;

(iii) the Corporation has paid, or provided for the payment of, all dividends on the Series A Preferred Shares for all Dividend Periods ending on or prior to the Exchange Date;

(iv) the Corporation has entered into an Indenture with a trustee eligible pursuant to the Trust Indenture Act to act as such, that is a national association or other entity having corporate trust powers, that is organized and doing business under the laws of the United States of America or any state thereof or the District of Columbia and that has a combined capital and surplus of at least $100,000,000 (or if such person is a member of a bank holding company system, its bank holding company shall have a combined capital and surplus of at least $100,000,000) and is otherwise eligible. If such person publishes reports of condition at least annually, then for the purposes of this Section the combined capital and surplus of such Person shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published; and

(v) the Corporation delivers to the trustee a certificate of one of its executive officers and an opinion of legal counsel, in substantially the form below, subject to customary assumptions and exceptions, stating that:

(A) The Indenture has been authorized, executed and delivered by the Corporation and constitutes a legal, valid and binding obligation of the Corporation enforceable against the Corporation in accordance with its terms.

(B) The Convertible Subordinated Debentures have been duly authorized by all necessary corporate action and when executed and authenticated in accordance with the provisions of the Indenture and delivered by the Corporation upon exchange of the Convertible Subordinated Debentures for the Series A Preferred Shares in accordance with the Series A Terms and the Indenture, the Convertible Subordinated Debentures, will constitute legal, valid and binding obligations of the Corporation entitled to the benefits of the Indenture and enforceable against the Corporation in accordance with their terms.

(C) No authorization, approval or other action by, and no notice to, consent of, order of, or filing with, any United States Federal, New York or Maryland governmental authority or regulatory body is required for the consummation of the exchange of the Convertible Subordinated Debentures for the Series A Preferred Shares in accordance with the Series A Terms and the Indenture, except (1) such as may have been obtained prior to the date thereof, (2) such as may have been obtained in connection with the registration under the Securities Act or the Trust Indenture Act, or (3) such as may be required in connection with the conversion of the Convertible Subordinated Debentures into Common Shares of the Corporation.

(D) None of the issue and sale of the Series A Preferred Shares, the consummation of any other transactions contemplated by the Indenture and the Convertible Subordinated Debentures (1) will conflict with, result in a breach of, or constitute a default under (x) the Charter, as amended, or Bylaws of the Corporation, or (y) certain material agreements identified on a schedule to such certificate or opinion or (2) will contravene any law, rule or regulation of the United States or the State of New York or the Maryland General Corporation Law.

(E) None of the performance of the terms of the Convertible Subordinated Debentures or the Indenture, will conflict with, result in a breach of, or constitute a default under, the terms of certain material agreements identified on a schedule to such certificate or opinion to which the Corporation or any of its Subsidiaries is a party or bound or will contravene any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Corporation or any Subsidiary, other than those which could not be expected to have a material adverse effect on the condition (financial or otherwise), earnings, business or properties of the Corporation and its Subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business.

The Corporation may only exercise the Exchange Right in whole and not in part.

(b) If the Corporation exercises the Exchange Right, the Corporation will provide notice to the trustee and each holder of record of the Series A Preferred Shares not less than 30 nor more than 60 days preceding the date the Corporation desires the Exchange to be effective (the “Exchange Date”). The notice of the mandatory exchange shall state: (i) the Corporation’s election to exercise the Exchange Right, (ii) a description of the type and amount of Convertible Subordinated Debentures to be delivered in respect of the Series A Preferred Shares, the place or places where certificates for Series A Preferred Shares are to be surrendered for exchange, including any procedures applicable to an Exchange to be accomplished through book-entry transfers, (iii) the Exchange Date and (iv) that dividends on the shares of Series A Preferred Shares to be exchanged shall cease to accrue on such Exchange Date whether or not certificates for shares of Series A Preferred Shares are surrendered for exchange on such Exchange Date unless the Corporation shall default in the delivery of the Convertible Subordinated Debentures or the conditions for Exchange set forth above in Section 9(a) have not been satisfied as of the Exchange Date. No failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the exchange of any Series A Preferred Shares to be exchanged except as to the holder or holders to whom the Corporation has failed to give said notice or except as to the holder or holders whose notice was defective. The Corporation will cause the Convertible Subordinated Debentures to be delivered to the trustee in preparation for the Exchange no later than five Business Days prior to the Exchange Date.

(c) If the Corporation exercises the Exchange Right, delivery of the Convertible Subordinated Debentures to the holders of the Series A Preferred Shares to be exchanged will be conditioned upon delivery of the certificates representing, or other indicia of ownership of, or book-entry transfer of such Series A Preferred Shares (together with any necessary endorsements) to the trustee at any time (whether prior to, on or after the applicable Exchange Date) after notice of the exercise of the Exchange Right is given to the trustee. In such event, such Convertible Subordinated Debentures will be delivered to each holder of record of Series A Preferred Shares to be exchanged no later than the later of (i) the Exchange Date or (ii) the time of delivery or transfer of the certificates representing, or other indicia of ownership of, or book-entry transfer of such Series A Preferred Shares to the trustee.

(d) If, following any exercise of the Exchange Right, the trustee holds Convertible Subordinated Debentures in respect of all the outstanding Series A Preferred Shares, then at the close of business on such Exchange Date, whether or not the certificates representing, or other indicia of ownership of, or book-entry transfer of such Series A Preferred Shares are delivered to the trustee, (i) the Corporation will become the owner and record holder of such Series A Preferred Shares and such Series A Preferred Shares shall be treated as redeemed by the Corporation, (ii) the holders of such Series A Preferred Shares shall have no further rights with respect to the Series A Preferred Shares other than the right to receive the Convertible Subordinated Debentures upon delivery of the certificates representing, or other indicia of ownership of, or book-entry transfer of such Series A Preferred Shares, (iii) dividends on the Series A Preferred Shares to be exchanged will cease to accrue on the Exchange Date whether or not certificates for shares of Series A Preferred Shares are surrendered for exchange on the Exchange Date and (iv) the Depositary or its nominee, as the record holder of the Series A Preferred Shares, will exchange the global certificate or certificates representing the Series A Preferred Shares for a global certificate or certificates representing the Convertible Subordinated Debentures to be delivered upon such Exchange. In the event that delivery of the Convertible Subordinated Debentures due on the Exchange Date is improperly withheld or is refused and not paid by the trustee or by the Corporation, distributions on the Series A Preferred Shares will continue to accrue from the Exchange Date to the actual date of delivery.

(e) The aggregate principal amount of the Convertible Subordinated Debentures will be limited to the aggregate Liquidation Preference of the Series A Preferred Shares Outstanding on the effective date of the Exchange. Notwithstanding anything herein to the contrary, the Convertible Subordinated Debentures will be issued in denominations equal to integral multiples of the Liquidation Preference of Series A Preferred Shares as of the Exchange Date.

10. Effect of Reclassification, Consolidation, Merger or Sale on Conversion Privilege. (a) If the Corporation (i) reclassifies or changes its Common Shares (other than changes in par value or resulting from a subdivision or combination), (ii) consolidates or combines with or merges into or is a party to a binding share exchange with any Person or (iii) sells or conveys to another Person all or substantially all of the Corporation’s property and assets, and as a result of which the holders of Common Shares receive (or the Common Shares are converted into) stock, other securities or other property or assets (including cash or any combination thereof) with respect to or in exchange for Common Shares, then, following such reclassification, change, consolidation, combination, merger, share exchange, sale or conveyance, each Series A Preferred Share then Outstanding will, without the consent of any holder of Series A Preferred Shares, be convertible at any time at the option of the holder thereof only into the kind and amount of shares of stock, other securities, other property or assets (including cash or any combination thereof) receivable, upon such reclassification, change, consolidation, combination, merger, share exchange, sale or conveyance by a holder of the number of Common Shares into which such Series A Preferred Shares were convertible immediately prior thereto, after giving effect to any adjustment event. In such a case, any increase in the Conversion Rate by Additional Common Shares as described in Section 7(m) will not be payable in Common Shares, but will represent a right to the aggregate amount of securities, cash and other property into which the Additional Common Shares would convert upon such reclassification, change, consolidation, combination, merger, share exchange, sale or conveyance. Notwithstanding the first sentence of this Section 10(a), if the Corporation elects to adjust the Conversion Rate and the Corporation’s conversion obligation as described in Section 7(n), the provisions described in that Section will apply instead of the provisions described in the first sentence of this Section 10(a).

(b) The Corporation shall cause notice of the application of this Section 10 to be delivered to each holder of the Series A Preferred Shares at the address of such holder as it appears in the Corporation’s stock register within 20 days after the occurrence of any of the events specified in Section 10(a) and shall issue a press release containing such information and publish such information on its web site. Failure to deliver such notice shall not affect the legality or validity of any conversion right pursuant to this Section 10.

(c) The above provisions of this Section 10 shall similarly apply to successive reclassifications, changes, consolidations, mergers, combinations, sales and conveyances, and the provisions of Section 7 shall apply to any shares of Capital Stock received by the holders of Common Shares in any such reclassification, change, consolidation, merger, combination, sale or conveyance; provided that if this Section 10 applies to any event or occurrence, Section 7 shall not apply to such event or occurrence.

11. Rights Issued in Respect of Common Shares Issued Upon Conversion. Each Common Share issued upon conversion of the Series A Preferred Shares shall be entitled to receive the appropriate number of Common Shares or preferred stock purchase rights, as the case may be, including without limitation, the rights under the Rights Plan (collectively, the “Rights”), if any, that Common Shares are entitled to receive and the certificates representing the Common Shares issued upon such conversion shall bear such legends, if any, in each case as may be provided by the terms of any shareholder rights agreement adopted by the Corporation, as the same may be amended from time to time (in each case, a “Rights Plan”). Provided that such Rights Plan requires that each Common Share issued upon conversion of the Series A Preferred Shares at any time prior to the distribution of separate certificates representing the Rights be entitled to receive such Rights, then, notwithstanding anything else to the contrary in the Series A Terms, there shall not be any adjustment to the conversion privilege or Conversion Rate as a result of the issuance of Rights, but an adjustment to the Conversion Rate shall be made pursuant to Section 7(c) upon the separation of the Rights from the Common Shares.

12. Purchase Option of the Holder upon Certain Fundamental Changes. (a) Repurchase Right. (i) If a Fundamental Change occurs, each holder of Series A Preferred Shares shall have the right, at the option of the holder thereof, but subject to Section 12(j), to require the Corporation to purchase, and upon exercise of such right the Corporation shall purchase all or a portion of such holder’s Series A Preferred Shares on the date (the “Fundamental Change Purchase Date”) that is 45 days after the date of the Fundamental Change Notice for an amount equal to the sum of 100% of the Liquidation Preference of the Series A Preferred Shares to be repurchased, plus any accrued and unpaid dividends to, but excluding, the Fundamental Change Purchase Date (“Fundamental Change Purchase Price”).

(ii) Notwithstanding the foregoing provisions of Section 12(a), holders of the Series A Preferred Shares will not have the right to require the Corporation to repurchase the Series A Preferred Shares (and the Corporation will not be required to deliver a Fundamental Change Notice) if (A) the Closing Sale Price per Common Share for any five Trading Days within the period of 10 consecutive Trading Days ending immediately before the later of the Fundamental Change or the public announcement of the Fundamental Change, equals or exceeds 105% of the Conversion Price of the Series A Preferred Shares in effect immediately before the Fundamental Change or the public announcement of the Fundamental Change, (B) at least 90% of the consideration, excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights, in the transaction or transactions constituting the Fundamental Change consists of shares of capital stock traded on a U.S. national securities exchange or quoted on the Nasdaq National Market or which will be so traded or quoted when issued or exchanged in connection with a Fundamental Change (“Publicly Traded Securities”) and as a result of this transaction or transactions the Series A Preferred Shares become convertible into such Publicly Traded Securities, (C) with respect to clause (iv) in the definition of Fundamental Change in subsection (b), the transaction is effected solely to change the Corporation’s jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding Common Shares solely into shares of common shares of the surviving Person or (4) any credit agreement or indenture to which the Corporation or any of its Subsidiaries is a party prohibits such repurchase.

(iii) For the purposes of the above clause the term “capital stock” of any Person means any and all shares (including ordinary shares or American depositary shares), interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such Person.

(iv) The Corporation will not be required to repurchase any Series A Preferred Shares upon the occurrence of a Fundamental Change if a third party makes an offer to purchase the Series A Preferred Shares in the manner, at the price, at the times and otherwise in compliance with the requirements described in this Section 12 and purchases all Series A Preferred Shares validly tendered and not withdrawn.

(b) Definition of Fundamental Change. A “Fundamental Change” shall be deemed to have occurred at such time after the Series A Preferred Shares are originally issued that any of the following events shall occur:

(i) any “person” or “group” (as such terms are used in Sections 13(d) or 14(d) of the Exchange Act), other than Anglo American plc and its Affiliates, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), except that a person shall be deemed to have acquired “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the total voting power of all classes of the Corporation’s Capital Stock then outstanding and normally entitled to vote in the election of directors without regard to the occurrence of any contingency (the “Voting Stock”);

(ii) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Corporation (together with any new directors whose election to such Board of Directors of the Corporation, or whose nomination for election by the shareholders of the Corporation, was approved by a vote of at least 66 2/3% of the directors of the Corporation then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Corporation then in office;

(iii) the termination of trading of Common Shares, which shall be deemed to have occurred at any time after the Series A Preferred Shares are originally issued that Common Shares (or other common shares into which the Series A Preferred Shares are then convertible) are neither listed for trading on the NYSE nor approved for trading or quoted on the Nasdaq National Market or any other U.S. securities exchange or another established over-the counter trading market in the United States; or

(iv) the Corporation consolidates with, or merges with or into, another Person or another Person merges with or into the Corporation or the Corporation sells, assigns, transfers, leases (other than pursuant to an operating lease entered into in the ordinary course of business), conveys or otherwise disposes of all or substantially all of its assets and the assets of the Restricted Subsidiaries of the Corporation, taken as a whole, to any Person (other than any Person who is controlled by Anglo American plc) and, in the case of any such merger or consolidation, the Corporation’s Capital Stock that is outstanding immediately prior to such transaction and which represents 100% of the aggregate voting power of the Voting Stock are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such Capital Stock is changed into or exchanged for, in addition to any other consideration, securities of the surviving Person that represent, immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving Person.

(c) Fundamental Change Notice. At least 15 Trading Days prior to the anticipated effective date of a Fundamental Change and again within 15 days after the occurrence of a Fundamental Change, the Corporation shall mail a written notice of the Fundamental Change (the “Fundamental Change Notice”) by first-class mail to each holder of Series A Preferred Shares at the address shown for each holder on the Corporation’s stock register (and to beneficial owners as required by applicable law). The Fundamental Change Notice shall include a form of Fundamental Change Purchase Notice to be completed by the holder of Series A Preferred Shares and shall state, if applicable:

(i) briefly, the nature of the Fundamental Change and the date of such Fundamental Change and the repurchase right arising as a result of the Fundamental Change;

(ii) the date by which the Fundamental Change Purchase Notice pursuant to this Section 12 must be given;

(iii) the Fundamental Change Purchase Date;

(iv) the Fundamental Change Purchase Price per Series A Preferred Share;

(v) the name and address of the Transfer Agent;

(vi) the then existing Conversion Rate and any adjustments thereto;

(vii) that Series A Preferred Shares as to which a Fundamental Change Purchase Notice has been given may only be converted into Common Shares to the extent that the Fundamental Change Purchase Notice has been withdrawn in accordance with the Series A Terms;

(viii) that the Series A Preferred Shares must be delivered to the Transfer Agent together with a Fundamental Change Purchase Notice to collect payment;

(ix) that the Fundamental Change Purchase Price for any Series A Preferred Shares as to which a Fundamental Change Purchase Notice has been duly given will be paid promptly following the later of the Fundamental Change Purchase Date and the time of delivery of such Series A Preferred Shares as described in clause (viii) above;

(x) briefly, the procedures the holder of Series A Preferred Shares must follow to exercise rights under this Section 12 and the procedures for withdrawing a Fundamental Change Purchase Notice; and

(xi) the CUSIP number(s) of the Series A Preferred Shares.

(d) Fundamental Change Purchase Notice. A holder of Series A Preferred Shares may exercise its rights specified in Section 12(a) upon delivery of a written notice (a “Fundamental Change Purchase Notice”) to the Transfer Agent at any time prior to the close of business on the Business Day immediately before the Fundamental Change Purchase Date, together with book-entry transfer or delivery of the Series A Preferred Shares with respect to which the right is being exercised, stating:

(A) if certificated Series A Preferred Shares have been issued, the certificate numbers (or, if the Series A Preferred Shares are not certificated, the Fundamental Change Purchase Notice must comply with appropriate Depository procedures);

(B) number of Series A Preferred Shares to be repurchased; and

(C) that the Series A Preferred Shares are to be repurchased by the Corporation pursuant to the applicable provisions of this Section 12 and, if applicable, of the certificate evidencing the Series A Preferred Shares.

(e) Withdrawal of Fundamental Change Purchase Notice. Notwithstanding anything herein to the contrary, a holder of Series A Preferred Shares may withdraw a Fundamental Change Purchase Notice in whole or in part at any time prior to the close of business on the Business Day before the Fundamental Change Purchase Date by delivery of a written notice of withdrawal to the Transfer Agent specifying:

(i) the number of Series A Preferred Shares being withdrawn;

(ii) if certificated Series A Preferred Shares have been issued, the certificate numbers of the withdrawn Series A Preferred Shares (or, if the Series A Preferred Shares are not certificated, the withdrawal notice must comply with appropriate Depositary procedures); and

(iii) the number, if any, of Series A Preferred Shares which remain subject to the original Fundamental Change Purchase Notice.

If a Fundamental Change Purchase Notice is delivered to the Transfer Agent and subsequently withdrawn by the holder of Series A Preferred Shares pursuant to this Section 12, then the Corporation will not be obligated to repurchase the Series A Preferred Shares specified as withdrawn in the written notice of withdrawal.

(f) Effect of Fundamental Change Purchase Notice. Upon receipt by the Transfer Agent of the Fundamental Change Purchase Notice, the holder of the Series A Preferred Shares in respect of which such Fundamental Change Purchase Notice was given shall (unless such Fundamental Change Purchase Notice is withdrawn as specified above) thereafter be entitled to receive the Fundamental Change Purchase Price with respect to such Series A Preferred Shares, subject to book-entry transfer or delivery of the Series A Preferred Shares, together with any necessary endorsements to the Transfer Agent. Such Fundamental Change Purchase Price shall be paid to such holder promptly on the later of (a) the Fundamental Change Purchase Date with respect to such Series A Preferred Shares or (b) the time of delivery of such Series A Preferred Shares to the Transfer Agent by the holder thereof in the manner required by this Section 12. Series A Preferred Shares in respect of which a Fundamental Change Purchase Notice has been given by the holder thereof may not be converted into Common Shares on or after the date of the delivery of such Fundamental Change Purchase Notice unless such Fundamental Change Purchase Notice has first been validly withdrawn as specified in Section 12(e) above.

(g) Payment of Fundamental Change Purchase Price.

(i) The Corporation may, at its option, elect to pay the Fundamental Change Purchase Price in cash or, in Common Shares valued at a discount of 5% from the Market Price of the Common Shares, or any combination thereof; provided that the Corporation may pay such Fundamental Change Purchase Price in Common Shares only if such shares are eligible for immediate sale in the public market by non-affiliates of the Company absent a registration statement.

(ii) On the Fundamental Change Purchase Date set forth in the Fundamental Change Notice mailed to holders pursuant to Section 12(c), the Corporation will, to the extent lawful, (i) repurchase all Series A Preferred Shares properly tendered and (ii) deposit with the Transfer Agent an amount equal to the Fundamental Change Purchase Price of the Series A Preferred Shares so tendered. The Transfer Agent shall promptly mail or deliver to each holder of Series A Preferred Shares so tendered the applicable payment for those Series A Preferred Shares, and the Transfer Agent shall promptly countersign and mail or deliver to each holder certificates representing, or cause to be transferred by book-entry to each holder, new Series A Preferred Shares equal to any portion of the Series A Preferred Shares not tendered for repurchase by the Corporation, if any.

(iii) If the Paying Agent holds money or Common Shares sufficient to pay the Fundamental Change Purchase Price, then, on and after the Fundamental Change Purchase Date (A) the Series A Preferred Shares repurchased by the Corporation will cease to be Outstanding, (B) such Series A Preferred Shares will cease to accumulate dividends, and (C) all other rights of the holder in respect of such Series A Preferred

Shares will terminate, other than the right to receive the Fundamental Change Purchase Price, whether or not book-entry transfer of the Series A Preferred Shares has been made or the Series A Preferred Shares have been delivered to the Paying Agent.

(h) Repayment to the Corporation. The Paying Agent shall return to the Corporation any cash and Common Shares that remain unclaimed for two years, subject to applicable unclaimed property law, together with interest, if any, thereon held by the Paying Agent for the payment of the Fundamental Change Purchase Price; provided, however, that to the extent that the aggregate amount of cash deposited by the Corporation pursuant to this Section 12 exceeds the aggregate Fundamental Change Purchase Price of the Series A Preferred Shares or portions thereof which the Corporation is obligated to purchase as of the Fundamental Change Purchase Date, then on the Business Day following the Fundamental Change Purchase Date, the Paying Agent shall return any such excess to the Corporation. Thereafter, any holder entitled to payment must look to the Corporation for payment as general creditors, unless an applicable abandoned property law designates another Person.

(i) Exchange Act Compliance. The Corporation will comply with any applicable provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act in the event of an offer by the Corporation to repurchase the Series A Preferred Shares upon a Fundamental Change. The Corporation will file a Schedule TO or any other schedule required in connection with any offer by the Corporation to repurchase the Series A Preferred Shares upon a Fundamental Change.

(j) The right of the holders of Series A Preferred Shares described in this Section 12 will be subject to the Corporation’s and its Subsidiaries’ obligations to repay or repurchase all of their debt obligations or preferred shares required to be repurchased or repaid in connection with a transaction or event that constitutes a Fundamental Change and to any contractual restrictions contained in the Corporation’s or any of its Subsidiaries’ indebtedness. When the Corporation shall have satisfied these obligations or these obligations are no longer applicable to the Corporation or any of its Subsidiaries and, subject to the legal availability of funds for this purpose, the Corporation shall then repurchase all Series A Preferred Shares tendered for purchase by the Corporation upon a Fundamental Change pursuant to this Section.

13. Voting Rights.

(a) The holders of record of the Series A Preferred Shares shall not have any voting rights except as hereinafter provided in this Section 13.

(b) So long as any Series A Preferred Shares remain Outstanding, the Corporation will not, without the consent of the holders of at least two-thirds of the Series A Preferred Shares Outstanding at the time, voting separately as a class with all other series of preferred shares upon which like voting rights have been conferred and are exercisable, issue or increase the authorized amount of any class or series of shares ranking senior to the Outstanding Series A Preferred Shares as to dividends or upon liquidation. In addition, the Corporation will not amend, alter or repeal provisions of the Corporation’s Charter, including the Series A Terms relating to the Series A Preferred Shares, whether by merger, consolidation or otherwise, so as to adversely amend, alter or affect any power, preference or special right of the Outstanding Series A Preferred Shares or the holders thereof without the affirmative vote of not less than two-thirds of the issued and Outstanding Series A Preferred Shares; provided, however, that any increase in the amount of the authorized

Common Shares or authorized preferred shares or the creation and issuance of other series of common shares or preferred shares ranking on a parity with or junior to the Series A Preferred Shares as to dividends and upon liquidation will not be deemed to adversely affect such powers, preference or special rights.

(c) If at any time (1) dividends on any Series A Preferred Shares or any other class or series of Parity Shares shall be in arrears for Dividend Periods, whether or not consecutive, containing in the aggregate a number of days equivalent to six calendar quarters or (2) the Corporation shall have failed to pay the Fundamental Change Purchase Price when due, then, in each case, the holders of Series A Preferred Shares (voting separately as a class with all other series of Parity Shares upon which like voting rights have been conferred and are exercisable) will be entitled to elect two of the authorized number of the Corporation’s directors (each, a “Series A Preferred Share Director”) at the next annual meeting of shareholders (or at a special meeting of the Corporation’s shareholders called for such purpose, whichever is earlier) and each subsequent meeting until the Fundamental Change Purchase Price or all dividends accumulated on the Series A Preferred Shares have been fully paid or set aside for payment. The term of office of such Series A Preferred Share Directors will terminate immediately upon the termination of the right of the holders of Series A Preferred Shares to vote for directors. Each holder of the Series A Preferred Shares will have one vote for each Series A Preferred Share held. At any time after voting power to elect directors shall have become vested and be continuing in the holders of the Series A Preferred Shares pursuant to this Section 13(c), or if a vacancy shall exist in the office of any Series A Preferred Share Director, the Board of Directors may, and upon written request of the holders of record of at least twenty-five percent (25%) of the Outstanding Series A Preferred Shares addressed to the Chairman of the Board of Directors of the Corporation shall, call a special meeting of the holders of the Series A Preferred Shares (voting separately as a class with all other series of Parity Shares upon which like voting rights have been conferred and are exercisable) for the purpose of electing the Series A Preferred Share Director that such holders are entitled to elect. At any meeting held for the purpose of electing a Series A Preferred Share Director, the presence in person or by proxy of the holders of at least a majority of the Outstanding Series A Preferred Shares shall be required to constitute a quorum of such Series A Preferred Shares. Any vacancy occurring in the office of a Series A Preferred Share Director may be filled by the remaining Series A Preferred Share Director unless and until such vacancy shall be filled by the holders of the Series A Preferred Shares and all other Parity Shares having like voting rights, as provided above. The Series A Preferred Share Directors shall agree, prior to their election to office, to resign upon any termination of the right of the holders of Series A Preferred Shares and Parity Shares having like voting rights to vote as a class for Series A Preferred Share Directors as herein provided, and upon such termination, the Series A Preferred Share Directors then in office shall forthwith resign.

14. Transfer Agent and Registrar. The duly appointed Transfer Agent (the “Transfer Agent”) and Registrar (the “Registrar”) for the Series A Preferred Shares shall be Equiserve Trust Company, N.A., Canton, Massachusetts. The Corporation may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Corporation and the Transfer Agent; provided that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal.

15. Currency. All Series A Preferred Shares shall be denominated in U.S. currency, and all payments and distributions thereon or with respect thereto shall be made in U.S. currency. All references herein to “$” or “dollars” refer to U.S. currency.

16. Form. (a) The Series A Preferred Shares shall be issued in the form of one or more permanent global Series A Preferred Shares (each, a “Global Preferred Share”) in definitive, fully registered form with the global legend (the “Global Shares Legend”) and, until such time as otherwise determined by the Corporation and the Registrar, the restricted shares legend (the “Restricted Shares Legend”), each as set forth on the form of Series A Preferred Shares certificate attached hereto as Exhibit A, which is hereby incorporated in and expressly made a part of the Series A Terms. The Global Preferred Shares may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Corporation is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Corporation). The Global Preferred Shares shall be deposited on behalf of the holders of the Series A Preferred Shares represented thereby with the Registrar, at its New York office, as custodian for the Depositary, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Corporation and countersigned and registered by the Registrar as hereinafter provided. The aggregate number of shares represented by each Global Preferred Share may from time to time be increased or decreased by adjustments made on the records of the Registrar and the Depositary or its nominee as hereinafter provided. This Section 16 shall apply only to a Global Preferred Share deposited with or on behalf of the Depositary. The Corporation shall execute and the Registrar shall, in accordance with this Section 16, countersign and deliver initially one or more Global Preferred Shares that (i) shall be registered in the name of Cede & Co. or other nominee of the Depositary and (ii) shall be delivered by the Registrar to Cede & Co. or pursuant to instructions received from Cede & Co. or held by the Registrar as custodian for the Depositary pursuant to an agreement between the Depositary and the Registrar. Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under the Series A Terms, with respect to any Global Preferred Share held on their behalf by the Depositary or by the Registrar as the custodian of the Depositary, or under such Global Preferred Share, and the Depositary may be treated by the Corporation, the Registrar and any agent of the Corporation or the Registrar as the absolute owner of such Global Preferred Share for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Registrar or any agent of the Corporation or the Registrar from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Preferred Share. Owners of beneficial interests in Global Preferred Shares shall not be entitled to receive physical delivery of certificated Series A Preferred Shares, unless (x) DTC is unwilling or unable to continue as Depositary for the Global Preferred Shares and the Corporation does not appoint a qualified replacement for DTC within 90 days, (y) DTC ceases to be a “clearing agency” registered under the Exchange Act or (z) the Corporation decides to discontinue the use of book-entry transfer through DTC (or any successor Depositary). In any such case, the Global Preferred Shares shall be exchanged in whole for certificated Series A Preferred Shares in registered form, with the same terms and of an equal aggregate Liquidation Preference, and bearing a Restricted Shares Legend (unless the Corporation determines otherwise in accordance with applicable law). Certificated Series A Preferred Shares shall be registered in the name or names of the Person or Person specified by DTC in a written instrument to the Registrar.

(b) (i) An Officer shall sign the Global Preferred Shares for the Corporation, in accordance with the Corporation’s bylaws and applicable law, by manual or facsimile signature.

(ii) If an Officer whose signature is on a Global Preferred Share no longer holds that office at the time the Registrar countersigns the Global Preferred Share, the Global Preferred Share shall be valid nevertheless.

(iii) A Global Preferred Share shall not be valid until an authorized signatory of the Registrar manually countersigns such Global Preferred Share. The signature shall be conclusive evidence that such Global Preferred Share has been authenticated under the Series A Terms. Each Global Preferred Share shall be dated the date of its authentication.

17. Registration; Transfer. (a) The Series A Preferred Shares and the Common Shares issuable upon conversion of the Series A Preferred Shares have not been registered under the Securities Act and may not be offered, resold, pledged or otherwise transferred prior to the date that is two years after the later of the last date of issuance of the Series A Preferred Shares and the last date on which the Corporation or any Affiliate thereof was the owner of such Series A Preferred Shares or Common Shares, other than (i) to the Corporation or any Affiliate or Subsidiary thereof, (ii) to “qualified institutional buyers” pursuant to and in compliance with Rule 144A under the Securities Act (“Rule 144A”), (iii) pursuant to and in compliance with Rule 903 or 904 of Regulation S under the Securities Act (“Regulation S”), (iv) pursuant to an exemption from the registration requirements of the Securities Act, including Rule 144 under the Securities Act (“Rule 144”), if available, or (v) pursuant to an effective registration statement under the Securities Act, in each case, in accordance with any applicable securities laws of any state of the United States.

(b) Notwithstanding any provision to the contrary herein, so long as a Global Preferred Share remains outstanding and is held by or on behalf of the Depositary, transfers of a Global Preferred Share, in whole or in part, or of any beneficial interest therein, shall only be made in accordance with this Section 17; provided, however, that a beneficial interest in a Global Preferred Share bearing the Restricted Shares Legend may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in a different Global Preferred Share not bearing the Restricted Shares Legend in accordance with the transfer restrictions set forth in the Restricted Shares Legend and the provisions set forth in Section 17(c)(ii).

(c) (i) Except for transfers or exchanges made in accordance with Section 17(c)(ii), transfers of a Global Preferred Share shall be limited to transfers of such Global Preferred Share in whole, but not in part, to nominees of the Depositary or to a successor of the Depositary or such successor’s nominee.

(ii) If an owner of a beneficial interest in a Global Preferred Share deposited with the Depositary or with the Registrar as custodian for the Depositary wishes at any time to transfer its interest in such Global Preferred Share bearing the Restricted Shares Legend to a Person who is eligible to take delivery thereof in the form of a beneficial interest in a Global Preferred Share not bearing the Restricted Shares Legend, such owner may, subject to the rules and procedures of the Depositary, cause the exchange of such interest for a new beneficial interest in the applicable Global Preferred Share. Upon receipt by the Registrar at its office in The City of New York of (A) instructions from the holder directing the Registrar to transfer its interest in the applicable Global Preferred Share, such instructions to contain the name of the transferee and appropriate account information, (B) a certificate in the form of the Certificate of Transfer attached hereto as Exhibit B, given by the transferor, to the effect set forth therein, and (C) such other certifications, legal opinions and other information as the Corporation or the Registrar may reasonably require to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, then the Registrar shall instruct the Depositary to reduce or cause to be reduced such Global Preferred Share bearing the Restricted Shares Legend (in the form included in Exhibit A attached hereto) by the number of shares of the beneficial interest therein to be exchanged and to debit or cause to be debited from the account of the Person making such transfer the beneficial interest in the Global Preferred Share that is being transferred, and concurrently with such reduction and debit, the Registrar will instruct the Depositary to increase or cause to be increased the applicable Global Preferred Share not bearing the Restricted Shares Legend by the aggregate number of shares being exchanged and to credit or cause to be credited to the account of the transferee the beneficial interest in the Global Preferred Share that is being transferred.

(d) Except in connection with a Shelf Registration Statement contemplated by and in accordance with the terms of the Registration Rights Agreement relating to the Series A Preferred Shares and Common Shares issuable on conversion of the Series A Preferred Shares, if Series A Preferred Shares are issued upon the transfer, exchange or replacement of Series A Preferred Shares bearing the Restricted Shares Legend, or if a request is made to remove such Restricted Shares Legend on Series A Preferred Shares, the Series A Preferred Shares so issued shall bear the Restricted Shares Legend and the Restricted Shares Legend shall not be removed unless there is delivered to the Corporation and the Registrar such satisfactory evidence, which may include an opinion of counsel licensed to practice law in the State of New York, as may be reasonably required by the Corporation or the Registrar, that neither the legend nor the restrictions on transfer set forth therein are required to ensure that transfers thereof comply with the provisions of Rule 144A or Rule 144 or that such Series A Preferred Shares are not “restricted securities” within the meaning of Rule 144. Upon provision of such satisfactory evidence, the Registrar, at the direction of the Corporation, shall countersign and deliver Series A Preferred Shares that do not bear the Restricted Shares Legend.

(e) The Corporation will refuse to register any transfer of Series A Preferred Shares or any Common Shares issuable upon conversion of the Series A Preferred Shares that is not made in accordance with the provisions of the Restricted Shares Legend and the provisions of Rule 144A or Rule 144, pursuant to a registration statement that has been declared effective under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act; provided that the provisions of this paragraph (e) shall not be applicable to any Series A Preferred Share that does not bear any Restricted Shares Legend or to any Common Share that does not bear a common share legend, a form of which is attached hereto as Exhibit C (the “Common Share Legend”).

(f) Common Shares issued upon a conversion of the Series A Preferred Shares prior to the effectiveness of a Shelf Registration Statement shall be delivered in certificated form and shall bear the Common Share Legend and include on its reverse side the Form of Certificate of Transfer for Common Shares attached as Exhibit D hereto. If (i) Common Shares issued prior to the effectiveness of a Shelf Registration Statement are to be registered in a name other than that of the holder of Series A Preferred Shares or (ii) Common Shares represented by a certificate bearing the Common Share Legend are transferred subsequently by such holder, then the holder must deliver to the Registrar a certificate in substantially the form of Exhibit D hereto as to compliance with the restrictions on transfer applicable to such Common Shares and the Registrar shall not be required to register any transfer of such Common Shares not so accompanied by a properly completed certificate. Such Common Share Legend may be removed, and new certificates representing the

Common Shares may be issued, upon the presentation of satisfactory evidence that such Common Share Legend is no longer required as described above in paragraph (c) of this Section 17 with respect to the Series A Preferred Shares.

18. Paying Agent and Conversion Agent.

(a) The Corporation shall maintain in the Borough of Manhattan, City of New York, State of New York (i) an office or agency where Series A Preferred Shares may be presented for payment (the “Paying Agent”) and (ii) an office or agency where Series A Preferred Shares may be presented for conversion (the “Conversion Agent”). The Transfer Agent shall act as Paying Agent and Conversion Agent, unless another Paying Agent or Conversion Agent is appointed by the Corporation. The Corporation may appoint the Registrar, the Paying Agent and the Conversion Agent and may appoint one or more additional paying agents and one or more additional conversion agents in such other locations as it shall determine. The term “Paying Agent” includes any additional paying agent and the term “Conversion Agent” includes any additional conversion agent. The Corporation may change any Paying Agent or Conversion Agent without prior notice to any holder of Series A Preferred Shares. The Corporation shall notify the Registrar of the name and address of any Paying Agent or Conversion Agent appointed by the Corporation. If the Corporation fails to appoint or maintain another entity as Paying Agent or Conversion Agent, the Registrar shall act as such. The Corporation or any of its Affiliates may act as Paying Agent, Registrar or Conversion Agent.

(b) Payments due on the Series A Preferred Shares shall be payable at the office or agency of the Paying Agent maintained for such purpose in The City of New York and at any other office or agency maintained by the Paying Agent for such purpose. Payments shall be payable by United States dollar check drawn on, or wire transfer (provided, that appropriate wire instructions have been received by the Registrar at least 15 days prior to the applicable date of payment) to a U.S. dollar account maintained by the holder with, a bank located in New York City; provided that at the option of the Corporation, payment of dividends may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Series A Preferred Shares register. Notwithstanding the foregoing, payments due in respect of beneficial interests in the Global Preferred Shares shall be payable by wire transfer of immediately available funds in accordance with the procedures of the Depositary.

19. Headings. The headings of the Sections of the Series A Terms are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

20. Maturity; Preemptive Rights. The Series A Preferred Shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption. No holder of Series A Preferred Shares shall be entitled to any preemptive rights to subscribe for or acquire any shares of Capital Stock of the Corporation of any class or series (whether now or hereafter authorized) or securities of the Corporation convertible into or carrying a right to subscribe to or acquire shares of Capital Stock of the Corporation.

21. Exclusion of Other Rights. The Series A Preferred Shares shall not have any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption other than expressly set forth in the Charter and the Series A Terms.

FOURTH: The Series A Preferred Shares have been classified, reclassified and designated by the Board of Directors of the Corporation under the authority contained in the Charter.

FIFTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

SIXTH: The undersigned Senior Vice President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Senior Vice President of the Corporation acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Senior Vice President and Chief Financial Officer and attested to by its Vice President and Corporate Secretary on this 14th day of October, 2004.

ATTEST:		TERRA INDUSTRIES INC.

	/s/ Mark A. Kalafut	By:	/s/ Francis G. Meyer (SEAL)
Name:	Mark A. Kalafut	Name:	Francis G. Meyer
Title:	Vice President and Corporate Secretary	Title:	Senior Vice President and Chief Financial Officer